EXHIBIT 99.1

At eGames, Inc.:               At Financial Relations Board:
----------------               -----------------------------
Jerry Klein                    Glenn Sapadin (212) 661-8030 (General Inquiries)
President and CEO              Elisa Mailman (212) 661-8030 (Investor Inquiries)
(215) 750-6606 ext. 118        Deanne Eagle (212) 661-8030 (Media Inquiries)
jklein@eGames.com


For Immediate Release

                 eGames, Inc. Announces Revolving Line of Credit

LANGHORNE, Pa., March 18, 1999 --eGames, Inc. (Nasdaq: EGAM), a leading provider of Family Friendly(TM), value-priced computer software games for players of all ages, today announced that it has entered into a $1 million revolving credit facility with Sovereign Bank.

According to Jerry Klein, president and CEO of eGames, "In addition to strengthening our balance sheet, this new credit facility will provide eGames with additional financial flexibility as we continue to pursue our growth strategies, including our enhanced ecommerce initiatives and our plans to expand our retail presence.

"We presently sell our software through chains such as KMart, WalMart, Target, and Best Buy as well as in computer and office superstores such as CompUSA, Computer City, Staples and Office Depot. We believe that in the future we will be well positioned to not only further penetrate these existing chains with new software titles, but also to build significant relationships with other
retailers.   In   addition,   our   recently   launched   ecommerce   web  site,
www.egames.com, is a one-stop shopping location for family-friendly, value-priced software."

eGames, Inc. is headquartered in Langhorne, PA. In addition to software games, the Company publishes a diversified line of PC software for small business and home office applications. The Company is best known for its Galaxy of Games(TM), Galaxy of Home Office Help(TM), Game Master Series(TM) and Galaxy of Arcade(TM) brand names. Under the Galaxy Series(TM) brand banner, the Company strives to differentiate its products in the marketplace, generate customer and retailer loyalty and encourage repeat purchases.

Additional information regarding eGames, Inc. can be found on the Company's Web Site at http:/www.egames.com.

                                     -more-


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This  press  release  contains  certain  forward-looking  statements,  including without limitation, statements regarding increased future sales of eGames' software to retail stores, establishing relationships with additional retail store chains for the sale of eGames' products, eGames' business strategy relating to internet marketing and the success of eGames' Galaxy branding strategy. The actual results achieved by eGames, and the factors that could
cause  actual  results  to  differ   materially  from  those  indicated  by  the
forward-looking statements, are in many ways beyond eGames' control. eGames cautions readers that the following important factors, among others, could cause eGames' actual results to differ materially from those expressed in this press release: eGames' ability to continue to sell software to retail stores with
which  it  has  existing  relationships,   eGames  ability  to  establish  sales
relationships with additional retail store chains; eGames' ability to implement its Internet strategy; the allocation of adequate shelf space for eGames' products in major chain retail stores; successful sell-through results for eGames' products at retail stores; downward pricing pressure; the timeliness and success of developing and selling products; the acceptance by the market of eGames' products; access to and control over distribution channels; consumers' continuing demand for value-priced software; competition; the ability to create successful strategic partnerships; and various other factors, described in the Company's reports, including Form 10-KSB, dated June 30, 1998 and Form 10-QSB dated December 31, 1998, filed by the Company with the Securities and Exchange Commission.

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